Exhibit 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
Rob Lewis, CFO	David Barnard & Kirsten Chapman	David Politis
iMergent, Inc.	Lippert/Heilshorn & Assoc.	Politis Communications
801.431.4695	415.433.3777	(801)523-3730
investor_relations@imergentinc.com	David@lhai-sf.com	dpoilitis@politis.com

iMergent Provides Estimates of Unaudited Preliminary Results for Fiscal First Quarter 2006

-Company Delays Filing Form 10-Q for September 30, 2005 Period-

OREM, Utah, November 15, 2005 – iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, today announced its estimates of unaudited preliminary results for selected financial information for its fiscal first quarter of 2006 ended September 30, 2005.  The financial information presented below has not been reviewed by our independent registered public accounting firm and may change based on  the review by the Securities and Exchange Commission (SEC).

Fiscal First Quarter 2006 Estimates of Unaudited Preliminary Financial Results

•                  Revenue between approximately $17 million and $18 million.

•                  Net income before income taxes between approximately $1.5 million and $2.0 million.

•                  Cash of approximately $25.8 million.

•                  Restricted cash, investments and credit card reserves of approximately $2.0 million.

•                  Accounts receivable between approximately $6.8 million and $7.5 million.

Management believes that when the restatement of prior period financial statements is complete, the current period results discussed above will demonstrate improvement from the corresponding period in the prior fiscal year.

On November 9, 2005, the Company filed a 12b-25 Notification of Late Filing form with the SEC because the filing of the Company’s Form 10-Q for the fiscal first quarter ended September 30, 2005 will be delayed past the filing deadline of November 9, 2005.  On September 13, 2005, the Company announced the late filing of its Form 10-K for the fiscal year ended June 30, 2005.  Both delays are due to management’s continuing review of the appropriate interpretation and application of U.S. generally accepted accounting principles (GAAP) related to revenue recognition and the completion of the restatement and required audits and reviews of the 2002 through 2005 annual and quarterly financial statements.  The Company believes it will be able to file its Forms 10-Q and 10-K by January 31, 2006 based upon the estimated time for completion of the appropriate audits and reviews.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline™ software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the company’s continued ability to maintain operations; the ability to continue to provide  domestic and international workshops, our ability to file audited financial statements in a timely manner that the un-audited financial information provided remains accurate or consistent after completion of the Companies audit; the ability to accurately determine historic comparisons based upon predicted re-audited numbers; the SEC reviewing the US GAAP revenue recognition analysis adopted by the Company ; the ability  of the Company to file its 10-K as well as its 10-Q ; the Company’s ability to attract and retain key management and other personnel; the results of Class Action suits filed as well as the potentiality of amended complaints or new proceedings being filed; employees complying with company policy and laws; the possibility that we may not be granted by AMEX an extension of time to file our 10-K and  10_Q in order to avoid possible de-listing of our common stock from the AMEX; uncertainties that may be associated with any hearing or appeals that seek to avoid de-listing for failure to file timely periodic reports with the SEC; the ability to  completely and timely file a restatement of prior period financial statements;  the time required to complete and for our independent registered public accounting firm to complete its review of the Forms 10-Q and 10-K; the possibility of inquiries of the Company relating to the issues detailed herein; the possibility  of the delay of determining historical financial statements, including revenue and expenses reported in prior periods; the possibility that these matters  could be deemed to comprise a material weakness in the company’s internal controls over its consolidated financial reporting could prevent the company timely meeting its future reporting requirements, including timely certification under Section 404 of the Sarbanes-Oxley Act of 2002; volatility in our stock price pending resolution or resulting from the matters discussed above.  For a more detailed discussion of factors that affect iMergent’s operating results, please refer to management discussions in its SEC reports (with the exclusion of financial results) including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.

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